# L'Auberge de Sedona / Orchards Inn Acquisition


L'AUBERGE DE SEDONA


ORCHARDS INN

| | |
|---|---|
| Contractual Purchase Price | $97 million ($614,000 per key) |
| Location | Sedona, Arizona |
| Acquisition Date | February 28, 2017 |
| Rooms | 158 (88 at L'Auberge / 70 at Orchards Inn) |

## PATH TO STABILIZED EBITDA[1]


$10.0
$8.0
$6.0
$4.0
$6.6
~$1.1M
~$7.7M
~$0.3M
~$0.5M
~$1.0M
>$9.5M
2016 EBITDA
Renovation Disruption
2017B EBITDA
Parking Revenue
Labor Initiatives
AM Best Practices
Stabilized EBITDA

## MARKET HIGHLIGHTS

- 5.7% RevPAR CAGR over last 10 years, outpacing long-run US average by over 200bps
- Four million visitors annually
- No Hotels under development in Sedona in the near term
- Sedona RevPAR increased 11.3% in 2016, outpacing every U.S. Top 25 market

## KEY DEAL CHARACTERISTICS

- Iconic, luxury properties in attractive, high-growth resort market
- #1 *Conde-Nast* rated hotel in Southwest United States in 2016
- Off-market deal
- Owner-Operator to benefit from DRH best practices
- Identified $1.8M of EBITDA growth opportunities through asset management
- Attractive Deal Metrics
  - Highest RevPAR asset in DiamondRock portfolio
  - 8% EBITDA yield
  - 12.6x multiple on 2017 EBITDA
- Stabilized EBITDA[1] Yield expected to exceed 9%
- Compelling upside opportunities not included in underwriting, including revenue management best practices, resort fee optimization, and rebidding 3rd party contracts
- Recent $14 million renovation

## GEOGRAPHIC LOCATION


UPTOWN SEDONA
Orchards Inn
L'Auberge

## SEDONA AMONG HIGHEST REVPAR RESORT MARKETS IN U.S.

| Market | YE 2016 RevPAR |
|---|---|
| Key West, FL | $243.32 |
| Napa County, CA | $224.88 |
| **Sedona, AZ** | **$210.33** |
| Waikiki, HI | $193.87 |
| Monterey, CA | $140.02 |
| Santa Barbara, CA | $141.46 |

Source: Smith Travel Research

(1) The Company expects Stabilized EBITDA of $9.5M based on current underwriting over the next two to three years.

*This summary information sheet contains certain "forward-looking statements" relating to, among other things, hotel adjusted EBITDA and hotel net operating income after capital reserves. The forward-looking statements made are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. Actual results could differ materially from the forward-looking statements made on this summary information sheet. When we use the words "projected," "expected," "planned" and "estimated" or other similar expressions, we are identifying forward-looking statements. The forward-looking statements on this summary information sheet are subject to the safe harbor of the Private Securities Litigation Reform Act of 1995. All information on this sheet is as of February 28, 2017. We undertake no duty to update the information to conform to actual results or changes in our expectations. This fact sheet contains statistics and other data that has been obtained from information available from public sources. For additional information, please visit our website at www.drhc.com.*